Exhibit (h)(25)
AMENDED AND RESTATED PARENT GUARANTY
     This AMENDED AND RESTATED GUARANTY (this “Guaranty”) dated as of September 29, 2011 is made by BNP Paribas, a société anonyme organized under the laws of France (“BNPP” or the “Guarantor”), for the benefit of (i) customers of the Business who have an account (“Clients”) with BNPP’s indirect wholly owned subsidiary, BNP Paribas Prime Brokerage, Inc., a corporation organized under the laws of Delaware and a SEC registered broker-dealer (“BNPPB”); (ii) counterparties to borrowing or lending activities (the “Stock Loan Counterparties”) conducted by BNPPB; (iii) counterparties to repurchase and reverse repurchase transactions (the “Repo Counterparties”) entered into by BNPPB; (iv) counterparties to contracts entered into with BNPPB (other than BNPPB employees), including, without limitation, the Applicable Agreements (as defined herein) (the “BNPPB Counterparties”), and (v) suppliers of, and other providers of goods and services to BNPPB, including third-party custodians (individually, the “Vendors” and, together with the Clients, the Stock Loan Counterparties, the Repo Counterparties and BNPPB Counterparties, collectively, the “Beneficiaries”) and amends that certain Parent Guaranty, dated April 18, 2011, made by the Guarantor in favor of the Beneficiaries (the “Original Parent Guaranty”). Notwithstanding the above, the term “Beneficiaries” does not, and will not, include any exchange or clearing association.
     WHEREAS the Guarantor is financially interested in the affairs of BNPPB and wishes to provide this Guaranty for the benefit of the Beneficiaries with respect to certain liabilities arising from and after September 30, 2008 (the “Effective Date”);
     THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Guarantor hereby agrees as follows:
     Section 1. Guaranty. Subject to the terms and conditions contained herein, BNPP hereby guarantees as primary obligor to each Beneficiary any and all obligations of BNPPB to pay or deliver any amount of cash, securities or other assets, as the case may be, to the extent such obligations (i) arise on or after the Effective Date and (ii) are contained in, and required pursuant to the terms of, any legally binding and enforceable agreement (each, a “Specified Agreement”) between such Beneficiary and BNPPB (the “Guaranteed Obligations”).
     Section 2. Effectiveness of Guaranty. To the extent permitted by law, this Guaranty supersedes and replaces any other guaranty that BNPP provided to BNPPB or the Beneficiaries in relation to the Guaranteed Obligations, including, but not limited to the Original Parent Guaranty.
     Section 3. Conditions to Payment. This Guaranty is an absolute, irrevocable and continuing guaranty of full and punctual payment and performance by BNPPB of the Guaranteed Obligations, when and as required under the Specified Agreement, and not of their collectibility only; provided, however, that, for the avoidance of doubt, the Guarantor will have the right to assert all the defenses, rights, set-offs or counterclaims that may at any time be available to, or be asserted by, BNPPB against a Beneficiary under the applicable Specified Agreement and applicable law, and nothing herein shall be construed as a waiver of such defenses, rights, set-offs or counterclaims. Without limiting the foregoing, the Guarantor shall pay or perform the Guaranteed Obligations within the same time periods as BNPPB is required to pay or perform under the applicable Specified Agreement. The Guarantor’s obligations under this Guaranty are primary obligations, not those of a mere surety, and such obligations are in no way conditioned upon, and Guarantor hereby waives any requirement that, Beneficiary first attempt to take any enforcement action against, or make or file any claim or proof in a winding up or dissolution of, BNPPB or any other party now or hereafter primarily or secondarily liable for the Guaranteed Obligations. Notwithstanding anything in this Guaranty to the contrary, the Guarantor shall not be liable hereunder to any Beneficiary unless a demand under this Guaranty is made by such Beneficiary by notice in writing to the Guarantor no later than 365 days after such time as the relevant Guaranteed Obligation shall have first become due and payable . This Guaranty shall not be affected by the unenforceability of the Guaranteed Obligations against BNPPB arising from (i) any bankruptcy, insolvency or like proceeding commenced by or against BNPPB, or (ii) the incapacity, lack of authority or any disability of BNPPB resulting from a breach of applicable law by BNPPB. The Guarantor hereby, except as provided in the first sentence of this Section 3, (i) waives promptness, diligence, presentment, filing of claims with any court, any right to require a proceeding first against BNPPB, protest or notice to BNPPB with respect to the applicable Guaranteed Obligation, (ii) waives all defenses that would otherwise be available to a surety or guarantor and (iii) covenants that this Guaranty will not be discharged except by complete performance or payment of the obligations contained in the applicable Guaranteed Obligation and in this Guaranty in accordance with the terms thereof and hereof, respectively. In the event that all or any portion of the Guaranteed Obligations are paid by BNPPB but all or part of such payments are rescinded or recovered from any Beneficiary as a preference, fraudulent transfer or conveyance or otherwise, the obligations of the Guarantor hereunder with respect to such payments that are so rescinded or recovered shall continue and remain in full force and effect or be reinstated, as the case may be, and any such payments that are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes under this Guaranty.
     Section 4. Limitation of this Guaranty. This Guaranty is limited to the Guaranteed Obligations, and the Guarantor shall have no liability under this Guaranty with respect to any other liabilities or obligations of BNPPB.
     Section 5. Remedies. The exercise by any Beneficiary of any right or remedy hereunder with respect to a Guaranteed Obligation shall preclude the subsequent exercise of the same right or remedy by any Beneficiary or any other person with respect to such Guaranteed Obligation and shall be contingent upon Guarantor’s receipt of an express waiver by such Beneficiary of all such rights and remedies.
     Section 6. Requests for Copies of Guaranty. Each Beneficiary shall have the right, upon reasonable request to BNPPB, to receive a copy of this Guaranty.
     Section 7. Guarantor Representations and Warranties. The Guarantor represents and warrants as follows:
     (a) Organization; Authorization. The Guarantor is a legal entity duly organized and validly existing and in good standing under the laws of its jurisdiction of organization. The execution and delivery of this Guaranty and the performance by the Guarantor of its obligations hereunder have been duly and validly authorized by all necessary action of the Guarantor, and no other action or proceedings are necessary to authorize this Guaranty or the performance by the Guarantor of its obligations hereunder. This Guaranty has been duly and validly executed and delivered by the Guarantor and this Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles.
     (b) No Conflict. The execution and delivery by the Guarantor of this Guaranty does not, and the performance by the Guarantor of its obligations hereunder, and compliance with the provisions hereof will not (x) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under any contract to which the Guarantor is a party or by which the Guarantor is bound or result in the creation of any lien, pledge, security interest or other encumbrance (a “Lien”) upon any of the properties or assets of the Guarantor, (y) conflict with or result in any violation of any provision of the organizational documents of the Guarantor or (z) conflict with or violate any laws applicable to the Guarantor, other than, in the case of clauses (x) and (z), any such violation, conflict, default, termination, cancellation, acceleration, Lien or other circumstance that would not prevent or materially delay the Guarantor from performing its obligations under this Guaranty or materially and adversely affect the rights of any Beneficiary hereunder.
     (c) Capacity. The Guarantor has the financial capacity to pay and perform its obligations under this Guaranty, and all funds necessary for the Guarantor to fulfill its obligations under this Guaranty shall be available to the Guarantor for so long as this Guaranty shall remain in effect.
     Section 8. Third Party Rights. Nothing in this Guaranty shall confer or give or shall be construed to confer or give to any person (including BNPPB) other than the Beneficiaries any rights or remedies against any person, including the Guarantor.
     Section 9. Notices. All notices or other communications hereunder shall be made in writing and deemed to have been duly given (to the extent such method is indicated below): (i) on the date actually delivered if personally served on the party for whom it is intended at the address set forth below (or such other address for such party as may be designated in writing hereafter, in the same manner by such party), (ii) on the fifth Business Day after mailing if sent to the party for whom it is intended by registered or certified mail (in each case with postage prepaid and return/delivery receipt requested) or by internationally recognized courier at the address set forth below (or such other address for such party as may be designated in writing hereafter, in the same manner by such party), (iii) on the day of transmission if sent via facsimile transmission to the facsimile numbers given below and telephone confirmation of the receipt thereof is obtained promptly after the receipt of transmission or (iv) in the case of email notice, when transmitted and received by the server during normal business hours (or, if received after the close of normal business hours, at the beginning of business hours on the next Business Day):

To Guarantor:	BNP Paribas
Email: NYK_BNPP_Parent_Guaranty@americas.bnpparibas.com
Include in email subject line “Attention Francois Demon -
URGENT - BNPP Parent Guaranty - PBI”

To BNPPB:	BNP Paribas Prime Brokerage, Inc.
787 Seventh Avenue
New York, NY 10019
Telephone: 917-472-4991
Telecopy: 610-491-1838
Attn.: Andy Yeo

     Section 10. Governing Law; Jurisdiction; Service of Process; Waiver of Jury Trial.
     (a) All matters arising from or related to this Guaranty shall be governed by the laws of the State of New York, including Section 5-1401 of the General Obligations Law, but otherwise without regard to conflict of laws rules.
     (b) Except where arbitration is mandated by the rules of a self-regulatory organization of which the parties are a member (any such arbitration shall be held in the County of New York, New York, U.S.A.), disputes regarding this Guaranty shall be subject to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York, and in the absence of such federal jurisdiction, the parties consent to be subject to the jurisdiction of the Supreme Court of the State of New York, County of New York and hereby irrevocably accept and submit to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any proceeding thereof.
     (c) Each party consents to service of any process, summons, notice or document that may be served in any proceeding in the United States District Court for the Southern District of New York or the state courts of New York located in New York County, which service shall be made in accordance with Section 9.
     (d) Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Guaranty or transactions contemplated hereby or thereby or disputes relating hereto or thereto. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto have been induced to enter into this Guaranty by, among other things, the mutual waivers and certifications in this Section 10(d).
     Section 11. Amendments. This Guaranty may not be amended in a way that is materially adverse to the Beneficiaries. The terms of this Guaranty may otherwise be amended by the Guarantor at any time without notice to any other person.
     Section 12. Integration. This Guaranty alone sets forth the entire understanding of the Guarantor and BNPPB relating to the guarantee of Guaranteed Obligations and constitutes the entire contract between the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
     Section 13. Definitions. As used in this Guaranty, the following terms shall have the meanings set forth below:

     “Applicable Agreements” shall mean capital protection, put, capital enhancement, risk monitoring agreements or any other substantially similar contracts, including but not limited to such agreements entered into with affiliates of BNPPB.
     “Business” shall mean the prime brokerage business operated by BNPPB and its affiliates, comprised of four activities, namely Regulation T prime brokerage, arranged finance, swaps and stock loan.
     “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City, Paris, London or the Cayman Islands are authorized or obligated by Law or executive order to close.
     Section 14. Assignment. The Guarantor may not delegate its obligations under this Guaranty in whole in or in part without the prior written consent of each Beneficiary, and any purported delegation absent any such written consent is void.
     Section 15. Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Guaranty and shall not be deemed to limit or affect any of the provisions hereof.

     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officer as of the date first above written.

BNP PARIBAS
By:	/s/ Jacques Vigner
	Name:	Jacques Vigner
Title:

By:	/s/ Olivier Osty
	Name:	Olivier Osty
Title:

Accepted and Agreed: BNP Paribas Prime Brokerage, Inc.
By:	/s/ Jeffrey Lowe
	Name:	Jeffrey Lowe
	Title:	Managing Director